UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/28/2012

DDi CORP.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-30241

Delaware	061576013
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1220 N. Simon Circle, Anaheim, CA 92806
(Address of principal executive offices, including zip code)

714-688-7200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On March 28, 2012, DDi Global Corp. (the "Borrower"), an indirect subsidiary of DDi Corp. (the "Company"), entered into a Credit Agreement, dated March 28, 2012 (the "Credit Agreement"), between the Borrower and Wells Fargo Bank, N.A, (the "Lender"). The Credit Agreement provides for a term loan (the "Term Loan") of $5.625 million maturing on March 31, 2019. The Term Loan will bear interest at a rate equal to 4.326% per annum. Repayment of the term loan will be amortized over fifteen years, with monthly payments of $42,532, and a balloon payment at maturity. The Borrower is permitted to make voluntary prepayments on the Term Loan in minimum increments of $100,000 upon the payment of a yield maintenance prepayment fee. The Loan Agreement requires the Borrower to maintain a minimum fixed charge coverage ratio of 1.25 to 1.0 and contains other customary covenants.

The obligations under the Term Loan are guaranteed by the Company and certain of the Company's existing wholly-owned subsidiaries. The Term Loan is secured by a first-priority mortgage on the Company's recently-acquired facility located in Anaheim, California, pursuant to the terms of a deed of trust.

Proceeds received by the Company from the Term Loan will be used for working capital and general corporate purposes.

The summary set forth above is not intended to be complete and is qualified in its entirety by reference to the full text of the agreement, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012 to be filed in due course.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the creation of a direct financial obligation of our company is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DDi CORP.

Date: April 02, 2012	By:	/s/ Kurt E. Scheuerman
Kurt E. Scheuerman
Vice President and General Counsel